Exhibit 99.2

DILA capital Acquisition Corp. Announces Exercise of Underwriters’ Over-Allotment Option in Connection with its Initial Public Offering

Miami, FL – (June 29, 2021) – DILA Capital Acquisition Corp. (the “Company”) announced today that the underwriters of its previously announced initial public offering of units have partially exercised their over-allotment option, resulting in the issuance of an additional 329,980 units at a public offering price of $10.00 per unit. After giving effect to the exercise of the option, an aggregate of 5,829,980 units have been issued in the initial public offering at an aggregate offering price of $58,299,800.

Each unit consists of one share of Class A common stock and one redeemable warrant, with each warrant entitling the holder thereof to purchase one share of Class A common stock at a price of $11.50 per full share. The units are listed on the Nasdaq Capital Market and trade under the ticker symbol “DILAU.” Once the securities comprising the units begin separate trading, the Company expects that its common stock and warrants will be listed on the Nasdaq Capital Market under the symbols “DILA” and “DILAW”, respectively.

EarlyBirdCapital, Inc. acted as the sole book-running manager in the offering, and I-Bankers Securities, Inc. served as co-manager.

Registration statements relating to these securities were declared effective by the Securities and Exchange Commission (“SEC”) on June 14, 2021. The offering was made only by means of a prospectus, copies of which may be obtained by contacting EarlyBirdCapital, Inc., 366 Madison Avenue, 8th Floor, New York, NY 10017, Attn: Syndicate Department, 212-661-0200. Copies of the registration statements can be accessed through the SEC's website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About DILA Capital Acquisition Corp.

DILA Capital Acquisition Corp. is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses. While the Company may pursue an initial business combination with a company in any sector or geography, we intend to focus our research on companies with significant operating technological advantage that are headquartered in Latin America, as well as businesses located in the United States which cater to the Hispanic community.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds of the public offering and the Company’s search for an initial business combination. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

DILA Capital Acquisition Corp.

Eduardo Clave

eduardo@dilacapital.com

(970) 393-2155